UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2010

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2010, director Rocque E. Lipford submitted written notice to the Governance Committee of the Board of Directors of his intention to not stand for reelection to the Company’s Board of Directors at the 2010 Annual Meeting of Shareholders.  Mr. Lipford has indicated his desire to retire from his active board service with the Company and to relocate his primary residence to Florida.  Mr. Lipford has faithfully served as a member of the Company’s Board of Directors since 1981, and his service to the Company has been greatly appreciated.

The Governance Committee of the Board of Directors will be meeting over the next month to finalize the Company’s nominees for election to the Board of Directors at the 2010 Annual Meeting of Shareholders.  In addition to Mr. Lipford, Mr. William D. McIntyre, Jr., will also leave the board, retiring from service at the completion of his term at the Annual Meeting of Shareholders in 2010. At the Board’s request in 2009 Mr. McIntyre was re-elected and remained as the Board Chair beyond the Company’s traditional retirement age of 73 set forth in the Company’s Corporate Governance Guidelines and Directors’ Policy.  Mr. McIntyre continued as Chairman in order to provide continuity of leadership during an extremely challenging economic period. Mr. McIntyre has faithfully served as a member of the Company’s Board of Directors since 1971, and his service to the Company has been greatly appreciated. Mr. Michael J. Miller served as Vice Chair of the Board of Directors during this last year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

MBT FINANCIAL CORP.

Date: January 25, 2010	By:	/s/ John L. Skibski
John L. Skibski
Executive Vice President and CFO